UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 21, 2009
UNITED COMMUNITY FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

OHIO	0-024399	34-1856319
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)
275 Federal Plaza West, Youngstown, Ohio 44503-1203

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (330) 742-0500
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5	–	Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) On October 21, 2009, the Compensation Committee and the Board of Directors of United Community Financial Corp. approved an amendment to the Executive Incentive Plan previously adopted on July 15, 2009. The Plan provides incentive compensation awards to Messrs. McKay, Bevack and Reske, in addition to other executive officers.
     As originally adopted, the Plan was to make awards based upon UCFC’s actual performance for the calendar year compared to the actual performance of an established peer group for the same calendar year, looking at six performance measures. However, the Compensation Committee determined that, since most peer year-end, financial performance will not be available until Form 10-Ks are filed in March, it would be better to base the comparison on UCFC’s actual performance for the 12 months ended September 30 compared to the actual performance of the peer group during the same 12 month period. Therefore, the Compensation Committee and the Board approved this change. It continues to be true that in order for any awards to be made under the Plan for 12 months of performance, UCFC must report positive net income for the calendar year ended December 31. It is only the 12 month comparison that will use data from October 1 to September 30.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED COMMUNITY FINANCIAL CORP.
	By:	/s/ Jude J. Nohra
Jude J. Nohra,
Date: October 26, 2009		General Counsel & Secretary

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